Exhibit 99.01


                  Adelphia Announces Private Placement of Debt

    COUDERSPORT, Pa., November 9, 1998 -- Adelphia Communications Corporation (Nasdaq: ADLAC) announced that it has sold $150,000,000 aggregate principal amount of 8-3/8% Senior Notes due 2008 to institutional investors in reliance on Rule 144A. The 8-3/8% Senior Notes due 2008 will be noncallable, and will have other non-interest terms that will be similar to those of Adelphia's existing publicly held senior debt. The transaction is expected to close on November 12, 1998.
    Adelphia intends to use the net proceeds from the sale of the 8-3/8% Senior Notes due 2008 to repay existing indebtedness of subsidiaries.
    The 8-3/8% Senior Notes due 2008 have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of any securities referred to herein in any state in which such offer, solicitation or sale would be unlawful.
    Adelphia Communications Corporation is the seventh largest cable television operator in the United States and currently owns or manages cable television systems serving over 2 million subscribers in 12 states.

CONTACT:  Timothy J. Rigas, Executive Vice President of Adelphia Communications
           Corporation, 814-274-9830